Calculation of Filing Fee Tables
S-8
VERMILION ENERGY INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares	Other	425,000	$ 11.40	$ 4,845,000.00	0.0001381	$ 669.09
Total Offering Amounts:						$ 4,845,000.00		$ 669.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 669.09
Offering Note
[1]	The common shares of Vermilion Energy Inc. (the "Common Shares") registered are issuable upon (i) exercise of outstanding deferred share units under the Deferred Share Unit Plan (the "DSU Plan") and (ii) exercise of outstanding securities and securities to be granted under the Omnibus Plan (the "Omnibus Plan" and together with the DSU Plan, the "Plans"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of Common Shares registered hereby is subject to adjustment to prevent dilution by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of the outstanding Common Shares. The filing fees were estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee for Common Shares to be issued pursuant to the Plans based on the average of the high and low prices reported for a Common Share on the New York Stock Exchange on April 17, 2026, which was US$11.40 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources